DATE: April 20, 2006	CONTACT:	Blair Corporation
Jude Dippold, Communications Director
FOR RELEASE: IMMEDIATE		814-723-3600
WARREN, Pa., (April 21, 2006) — Blair Corporation (Amex: BL), (www.blair.com), a national catalog and multi-channel direct marketer of women’s and men’s apparel and home products, today announced the appointment of Shelley J. Seifert, an Executive Vice President of National City Corporation, as a new Director of the Board. The addition of Ms. Seifert increases the number of board members from nine to ten following a number of retirements over the past year.
Ms. Seifert currently serves as Executive Vice President-Best In Class at National City Corporation, one of the nation’s largest financial holding companies, based in Cleveland. In her position, she is responsible for leading a team of more than 500 employees charged with executing a financial improvement initiative. The initiative Ms. Seifert heads is examining many aspects of National City’s corporate structure, including outsourcing, sales force effectiveness, back office optimization, right sizing the organizational structure, and product bundling. Before assuming her current position, Ms. Seifert served in a variety of positions at National City. From 1994 until 2004, she was the Corporate Human Resource Director. She assumed that position after serving as the Human Resource Director for National Processing Company, a subsidiary of National City. Prior to that, she was National City’s Compensation and Development Director.
“Shelley’s experience in human resources and her financial acumen are two crucial assets which she brings to our board,” said Craig N. Johnson, Blair Corporation Board Chairman, in announcing the appointment. “Blair’s current cultural change initiative will undoubtedly benefit from her insight as will the Company’s efforts to maximize our financial resources.”
Ms. Seifert holds a Masters degree in Business Administration from the University of Louisville where she graduated with high honors. She earned a Bachelor of Science degree in Journalism and Consumer Economics from the University of Missouri. Prior to her employment with National City, Ms. Seifert served as Compensation and Benefits Manager and as a financial analyst for First Kentucky National Corporation.
She currently resides in Shaker Heights, Ohio. She serves as Chairman of Business Volunteers Unlimited. In addition, she is Vice Chairman of the Visiting Nurses Association, a board member of City Year and past chairman of the Urban League of Greater Cleveland.
ABOUT BLAIR
Headquartered in Warren, Pennsylvania, Blair Corporation sells a broad range of women’s and men’s apparel and home products through direct mail marketing and its Web sites www.blair.com and www.irvinepark.com. Blair Corporation employs approximately 2,000 associates (worldwide) and operates facilities and retail outlets in Northwestern Pennsylvania as well as a catalog outlet in Wilmington, Delaware. The Company, which has annual sales of approximately $500 million, is publicly traded on the American Stock Exchange (Amex:BL). For additional information, please visit http://www.blair.com.